UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
Washington, D.C. 20549	Expires: February 28, 2006
SCHEDULE 14A	Estimated average burden hours per response......... 12.75

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

Haggar Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

SEC 1913 (03-04) Persons who are to respond to the Collection of information contained in this form are not required to respond unless the form displays a currently valid OMB cotrol number.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

Haggar Corp.
11511 Luna Road
Dallas, Texas 75234

January 10, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Haggar Corp. (the “Company”) to be held on Wednesday, February 9, 2005, at 10:00 a.m. (local time), in the Haggar Corp. Conference Center, 11511 Luna Road, Dallas, Texas 75234. Please find enclosed a notice to stockholders, a Proxy Statement describing the business to be transacted at the meeting, a proxy for use in voting at the meeting and an annual report for the Company.

At the annual meeting, you will be asked (i) to elect three Class III directors of the Company; (ii) to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accountants for the Company for the fiscal year ending September 30, 2005; and (iii) to act upon such other business as may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.

We hope that you will be able to attend the annual meeting, and we urge you to carefully read the enclosed Proxy Statement. Whether or not you plan to attend, please complete, sign, date and return the enclosed proxy as promptly as possible. It is important that your shares be represented at the meeting.

Very truly yours,

J. M. Haggar, III
Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return, in the enclosed postage paid envelope, the enclosed proxy as promptly as possible. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

Many of the Company’s stockholders hold their shares in “street-name” in the name of a brokerage firm or bank. If you hold your shares in “street-name,” please note that only your brokerage firm or bank can sign a proxy on your behalf, and only upon receipt of your specific instructions. The Board of Directors urges you to contact the person responsible for your account today, and instruct them to execute a proxy in favor of the proposals described in this Proxy Statement.

[This page intentionally left blank.]

Haggar Corp.
11511 Luna Road
Dallas, Texas 75234

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 9, 2005

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of Haggar Corp. (the “Company”) will be held in the Haggar Corp. Conference Center, 11511 Luna Road, Dallas, Texas 75234, on Wednesday, the 9th day of February, 2005, at 10:00 a.m. (local time), for the following purposes:

1.	To elect three Class III directors to serve until the expiration of their terms and until their successors are duly elected and qualified or until their earlier death, resignation or removal from office;

2.	To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the fiscal year ending September 30, 2005; and

3.	To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Stockholders of record at the close of business on Monday, December 13, 2004 (the “Record Date”), are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment(s) or postponement(s) thereof. Only holders of record of the Company’s common stock, par value $0.10 per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting.

You are cordially invited to attend the Annual Meeting in person.

Whether or not you expect to attend the meeting, please mark, sign, date and return the enclosed proxy promptly in the enclosed postage paid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

John W. Feray
Secretary

Dated: January 10, 2005

Haggar Corp.
11511 Luna Road
Dallas, Texas 75234

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 9, 2005

INTRODUCTION

This Proxy Statement is furnished to holders of common stock, par value $0.10 per share (“Common Stock”), of Haggar Corp., a Nevada corporation (the “Company”), in connection with the solicitation of the accompanying proxy on behalf of the Board of Directors of the Company (the “Board”) for use at the 2005 annual meeting of the Company’s stockholders (the “Annual Meeting”) and at any adjournment(s) or postponement(s) thereof. The Annual Meeting will be held in the Haggar Corp. Conference Center, 11511 Luna Road, Dallas, Texas, on Wednesday, February 9, 2005, at 10:00 a.m. (local time), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy, the shares represented thereby will be voted for the election of the Board’s nominees as directors and in favor of the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal 2005.

Many of the Company’s stockholders hold their shares in “street-name” in the name of a brokerage firm or bank. If you hold your shares in “street-name,” please note that only your brokerage firm or bank can sign a proxy on your behalf, and only upon receipt of your specific instructions. The Board urges you to contact the person responsible for your account today, and instruct them to execute a proxy in favor of the Board’s nominees.

If you hold your shares in more than one type of account or if your shares are registered differently, you may receive more than one proxy. Please sign and return all proxies that you receive.

This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about January 10, 2005.

REVOCABILITY OF PROXIES

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed proxy or are represented by another proxy. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company or by executing and delivering to the Secretary of the Company a proxy bearing a later date. However, no such revocation will be effective until notice thereof has been received by the Company at or before the Annual Meeting. Mere attendance at the Annual Meeting will not revoke the proxy.

METHOD AND COSTS OF SOLICITATION

This solicitation of proxies is made by and on behalf of the Board and will be conducted primarily by mail. In addition to the use of mail, the directors and certain executive officers of the Company may solicit the return of proxies by telephone, facsimile, other electronic media or through personal contact. Such directors and executive officers will not be additionally compensated but will be reimbursed for out-of-pocket expenses. The

Company may also request, and reimburse the reasonable fees and expenses of, banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by the Company.

The principal executive offices of the Company are located at 11511 Luna Road, Dallas, Texas 75234. The Company’s mailing address is the same as that of its principal executive offices.

QUORUM AND VOTING

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on Monday, December 13, 2004 (the “Record Date”). On the Record Date, there were 7,080,660 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting. The only outstanding voting securities of the Company are shares of Common Stock. There are no cumulative voting rights. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast. To approve any other matter to be presented at the Annual Meeting, the number of votes cast in favor of the matter must exceed the number of votes cast in opposition to the matter.

If a quorum is not present at the Annual Meeting, the holders of a majority of the Common Stock entitled to vote who are present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting of the time and place of the adjourned meeting, until a quorum is present. In addition, under the Company’s bylaws the chairman of the Annual Meeting has the power to adjourn the Annual Meeting for any reason from time to time without notice, other than an announcement at the Annual Meeting of the time and place of the adjourned meeting, provided that a new record date is not set. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting.

Abstentions and broker non-votes will count in determining if a quorum is present at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the meeting in person or submitting a proxy does not have discretionary authority to vote on a particular item and has not received voting instructions with respect to that item. Abstentions and broker non-votes will have no effect on the election of directors and will not be counted as a vote cast in favor of or in opposition to the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants.

PROPOSAL ONE—ELECTION OF CLASS III DIRECTORS

The Board is divided into three classes presently consisting of two Class I directors, three Class II directors and three Class III directors. The term of office of the Class III directors expires at the Annual Meeting. The Board has proposed Frank D. Bracken, Thomas G. Kahn and John C. Tolleson as nominees for election at the Annual Meeting as the three Class III directors. If elected, the nominees will serve for three-year terms and until their successors are duly elected and qualified or until their earlier death, resignation or removal from office. Set forth below is certain information concerning the nominees:

Name of Nominee	Age
Frank D. Bracken	64
Thomas G. Kahn	62
John C. Tolleson	56

Frank D. Bracken has served as a director of the Company since 1991. He was elected President and Chief Operating Officer of the Company in 1994. Mr. Bracken previously served as Executive Vice President of Marketing of the Company from 1991 to 1994. He joined the Company as a management trainee in 1963 and has served as a Regional Sales Manager, Western Sales Manager, National Sales Manager, Senior Vice President of Sales and Merchandising and Senior Vice President of Marketing. Mr. Bracken is the chairman of the board of directors for the charitable organization Big Brothers Big Sisters of North Texas and is a director on the national Big Brothers Big Sisters board of directors.

Thomas G. Kahn has served as a director of the Company since 2003. Mr. Kahn was elected to the Board in connection with the settlement of a proxy contest. A copy of the Settlement Agreement is Exhibit 10(aa) to the Company’s Form 10-K filed December 10, 2004. He has served as President of Kahn Brothers & Co., Inc. since 1995. Kahn Brothers conducts a registered brokerage business and registered investment advisory business with assets under management of approximately $800 million. Kahn Brothers has been a New York Stock Exchange Member Firm since 1978. Mr. Kahn is a member of the New York Society of Security Analysts and a Chartered Financial Analyst. He serves as a director of Provident Bancorp, Inc., a publicly held bank holding company. He also serves as a director of the Jewish Braille Institute of America, and as director and treasurer of both the New York City Job and Career Center and the Jewish Guild for the Blind, all non-profit organizations.

John C. Tolleson has served as a director of the Company since 1998. He has served as the chairman and chief executive officer of Tolleson Wealth Management, a Dallas-based private banking and wealth management firm since 1997. He is the founder, former chairman and former chief executive officer of First USA, Inc., one of the largest independent credit card companies in the United States prior to its merger with Bank One in 1997. Mr. Tolleson serves as a director or trustee of several non-profit organizations, including Southwestern Medical Foundation, Steadman Hawkins Sports Medicine Foundation and the Dallas Center for the Performing Arts Foundation. Mr. Tolleson is a member of the Southern Methodist University Board of Trustees. He also serves on the Board of Directors of The Willis M. Tate Distinguished Lecture Series and is the chairman of the Executive Board of the Edwin L. Cox School of Business at Southern Methodist University.

Required Vote and Recommendation

A plurality of the votes cast at the Annual Meeting is required to elect each nominee. Accordingly, abstentions and broker non-votes will have no effect on the election of directors. Shares represented by proxies will be voted for the election of the nominees named above unless authority to do so is withheld. The Board has no reason to believe that any nominee will be unable or unwilling to serve if elected. If any nominee should be unable to serve, shares represented by proxies may be voted for a substitute nominee recommended by the Board.

The Board recommends that you vote “FOR” each of the Board’s nominees.

PROPOSAL TWO—RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the independent registered public accountants to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2005. The Board has determined that it would be desirable to request that the stockholders ratify such selection. PricewaterhouseCoopers LLP served as the Company’s independent registered public accountants for the fiscal year ended September 30, 2004, and has reported on the Company’s consolidated financial statements for that year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

The Audit Committee has the responsibility for selecting the Company’s independent registered public accountants, and stockholder ratification is not required. However, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If the selection of PricewaterhouseCoopers LLP is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent registered public accountants. The Audit Committee may terminate the engagement of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants without the approval of the Company’s stockholders whenever the Audit Committee deems termination necessary or appropriate.

Required Vote and Recommendation

Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending September 30, 2005, requires that the number of votes cast in favor of the ratification exceed the number of votes cast in opposition to the ratification. Absentions and broker non-votes will not be counted as votes cast in favor of or in opposition to the ratification of the selection of PricewaterhouseCoopers LLP. Shares represented by proxies will be voted for the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending September 30, 2005, unless authority to do so is withheld.

The Board recommends a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending September 30, 2005.

DIRECTORS

Set forth below is certain information concerning the directors of the Company. Biographical information on Messrs. Bracken, Kahn and Tolleson is set forth previously in this Proxy Statement. See “Proposal One—Election of Class III Directors.”

Name of Director	Age	Title	Director’s Term Ends
J.M. Haggar, III	53	Chairman of the Board, Chief Executive Officer and Class II Director	2007
Frank D. Bracken	64	President, Chief Operating Officer and Class III Director	2005
Rae F. Evans	56	Class I Director	2006
Donald E. Godwin	57	Class I Director	2006
Richard W. Heath	62	Class II Director	2007
Thomas G. Kahn	62	Class III Director	2005
James Neal Thomas	59	Class II Director	2007
John C. Tolleson	56	Class III Director	2005

J.M. Haggar, III has served as Chairman of the Board since 1994 and Chief Executive Officer of the Company since 1990. He has been a director of the Company since 1983. He also served as President of the Company from 1990 to 1994 and as President of the Menswear Division from 1985 to 1990. Mr. Haggar joined the Company on a part-time basis in 1969 and on a full-time basis in 1973. During the course of his career with the Company, Mr. Haggar has participated in virtually every aspect of the business, including three years in the Manufacturing Division, two years as the Dallas Service Center Manager, one year in the Sales Division and six years in the Marketing and Merchandising Division. Mr. Haggar is also a director of Ace Cash Express, Inc., a publicly held provider and franchiser of retail financial services.

Rae F. Evans has served as a director of the Company since 1994. Since January 1, 2003, she has served as President and Chief Executive Officer of Evans Capitol Group, a firm specializing in Washington public policy and corporate strategies. Ms. Evans formerly served as President of Evans & Black, Inc., beginning in 1999, and, prior to that time, as the President of Rae Evans & Associates, beginning in 1995, both of which are predecessors of Evans Capitol Group. Ms. Evans, prior to establishing her firm, held senior government relations positions at both Hallmark Cards, Inc. and CBS Inc. She is a past President of the Business-Government Relations Council, a business group of senior government affairs representatives of Fortune 500 companies. Ms. Evans is a member of the Board of Directors of the Ladies Professional Golf Association, a non-profit organization.

Donald E. Godwin has served as a director of the Company since May 2002. He is the Chairman and Chief Executive Officer of Godwin Gruber, LLP, a Dallas-based law firm founded by Mr. Godwin and others in 1980. Mr. Godwin is board certified by the Texas Board of Legal Specialization in Civil Trial Law and is a member of the American Board of Trial Advocates and a Master Member of the William “Mac” Taylor, Jr. American Inn of Court. He also serves as outside counsel for several non-profit organizations including the Dallas Symphony

Association and the Episcopal School of Dallas. Mr. Godwin is a member of the Board of Trustees Dallas Opera, a non-profit organization, and a member of the Executive Board of the Southern Methodist University Dedman School of Law. Mr. Godwin is a past chairman of the Antitrust and Trade Regulation Section of the Dallas
Bar Association.

Richard W. Heath has served as a director of the Company since 1991. Mr. Heath served as the President and Chief Executive Officer of BeautiControl Cosmetics, Inc., a direct seller of cosmetic, nutritional and skin care products, from 1981 to January 2003. In 2000, Mr. Heath also served as Senior Vice President of Beauty and Nutritional Products for Tupperware Corporation in connection with Tupperware’s acquisition of BeautiControl. From September 2002 to January 2003, Mr. Heath also served as Group President Tupperware Latin America and BeautiControl. He has over 30 years of experience in the direct sales industry. Mr. Heath currently serves as a lifetime member of the Board of Directors of The Episcopal School of Dallas. Mr. Heath has formerly served as a member of the Board of Trustees for The Dallas Methodist Hospitals Foundation, a non-profit organization, a member of the Executive Board of the Edwin L. Cox School of Business at Southern Methodist University, a member of the Dallas County Advisory Board of the Salvation Army, a non-profit organization, Vice Chairman of the Board of Directors of The Episcopal School of Dallas, Commissioner of the Texas Parks and Wildlife Commission, a member of the Harvard University Divinity School Dean’s Council and a member of the National Advisory Council for the Center for the Study of Values in Public Life.

James Neal Thomas has served as a director of the Company since 2003. He served as a Senior Audit Partner with Ernst & Young, an independent public accounting firm, prior to his retirement in 2000 after 32 years with Ernst & Young. As a Senior Audit Partner, Mr. Thomas worked extensively with audit committees of the boards of directors of public companies on matters of corporate governance and audit committee responsibilities and duties. Representative clients of Mr. Thomas included Wal-Mart Stores, Inc., Comp USA, The Williams Companies, Inc., Pioneer Natural Resources Company, Williams Telecommunications Corp. and Tyson Foods, Inc.

Corporate Governance; Board Committees; and Meetings

The Board has determined that each of Messrs. Heath, Kahn, Thomas and Tolleson and Ms. Evans meet the current independence requirements of the Nasdaq Stock Market, Inc. Standing committees of the Board include the Executive Committee, Audit Committee, Compensation Committee and Nominating & Governance Committee.

The Executive Committee is composed of Messrs. Heath (chairman), Haggar and Tolleson. Pursuant to the Company’s bylaws, between meetings of the Board the Executive Committee has the full power and authority of the Board in the management of the business and affairs of the Company, except to the extent limited by Nevada law. There were no meetings of the Executive Committee during fiscal 2004. Various matters were approved during fiscal 2004 by unanimous written consent of the Executive Committee.

The Audit Committee is composed of Messrs. Thomas (chairman), Heath, Kahn and Tolleson. The role and other responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. In January 2004, the Board approved the amendment and restatement of the Audit Committee Charter to read as set forth in Appendix A attached to this Proxy Statement. A current copy of the Audit Committee’s charter is also available to stockholders on the Company’s website at www.haggar.com. The Audit Committee reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval. The purposes of the Audit Committee are:

•	to oversee the quality and integrity of the financial statements and other financial information the Company provides to any governmental body or the public;

•	to oversee the independent auditors’ qualifications and independence;

•	to oversee the performance of the Company’s internal auditors;

•	to oversee the performance of the Company’s independent auditors;

•	to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements;

•	to oversee the Company’s systems of internal controls regarding finance, accounting, and ethics compliance that management and the Board have established;

•	to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls, and other auditing matters and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

•	to provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department, and the Board, always emphasizing that the independent auditors are accountable to the Audit Committee; and

•	to perform such other duties as are directed by the Board.

The Board has determined that each of Messrs. Thomas, Heath, Kahn and Tolleson meet the current independence and experience requirements of the Nasdaq Stock Market, Inc. and applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The Board has determined that Mr. Thomas satisfies the requirements for an “audit committee financial expert” and has designated Mr. Thomas as the Company’s audit committee financial expert. The Audit Committee held five meetings during fiscal 2004. Various matters were also approved during fiscal 2004 by unanimous written consent of the Audit Committee.

The Compensation Committee is composed of Mr. Heath (chairman), Mr. Tolleson and Ms. Evans. The Board has determined that Mr. Heath, Mr. Tolleson and Ms. Evans meet the current independence requirements of the Nasdaq Stock Market, Inc. and applicable rules and regulations of the SEC. A current copy of the Compensation Committee charter is available to stockholders on the Company’s website at www.haggar.com. The purposes of the Compensation Committee are:

•	to review, evaluate, and approve the agreements, plans, policies and programs of the Company to compensate the officers and directors of the Company;

•	to produce the report on executive compensation contained herein (see “Compensation Committee Report on Executive Compensation”);

•	to otherwise discharge the Board’s responsibilities relating to compensation of the Company’s officers and directors; and

•	to perform such other functions as the Board may assign to the Compensation Committee from time to time.

The Compensation Committee also administers the Haggar Corp. Supplemental Executive Retirement Plan (the “SERP”), the Company’s 1992 Long-Term Incentive Plan, which terminated on October 21, 2002 (the “1992 LTIP”), and the Company’s 2003 Long-Term Incentive Plan (the “2003 LTIP”). The Compensation Committee held four meetings during fiscal 2004. Various matters were also approved during fiscal 2004 by unanimous written consent of the Compensation Committee.

The Nominating & Governance Committee (the “Nominating Committee”) is composed of Mr. Tolleson (chairman), Mr. Heath and Ms. Evans. The Board has determined that Mr. Tolleson, Mr. Heath and Ms. Evans meet the current independence requirements of the Nasdaq Stock Market, Inc. and applicable rules and regulations of the SEC. A current copy of the Nominating Committee’s charter is available to stockholders on the Company’s website at www.haggar.com. The purposes of the Nominating Committee are:

•	to assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board, the director nominees for election at the annual meetings of stockholders or for appointment to fill vacancies;

•	to recommend to the Board director nominees for each committee of the Board;

•	to advise the Board about the appropriate composition of the Board and its committees;

•	to advise the Board about and recommend to the Board appropriate corporate governance practices and to assist the Board in implementing those practices;

•	to lead the Board in its annual review of the performance of the Board and its committees;

•	to assist the Board by developing a CEO succession plan; and

•	to perform such other functions as the Board may assign to the Nominating Committee from time to time.

The Nominating Committee held three meetings during fiscal 2004. Various matters were also approved during fiscal 2004 by unanimous written consent of the Nominating Committee.

The Board held six meetings during fiscal 2004. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period in which he/she was a director, and (ii) the total number of meetings held by all committees of the Board on which such director served during the period that he/she served. Various matters were also approved during fiscal 2004 by unanimous written consent of the Board.

The Company encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All incumbent directors and director nominees attended the Company’s last annual meeting of stockholders held on March 11, 2004.

The Company has not developed any formal process by which stockholders may communicate directly with directors. However, the Company believes that its informal process has served the Board’s and the Company’s stockholders’ needs. Any communication addressed to the Board, either generally or in care of the Chief Executive Officer, corporate Secretary, or another corporate officer is forwarded to all members of the Board. Any communication addressed to one or more specified directors is forwarded to the designated director(s). There is no screening process, and all stockholder communications so addressed are forwarded to the full Board or the specified director(s). Communications to the Board should be mailed to the Board, in care of the Company’s corporate Secretary, at the Company’s headquarters in Dallas, Texas. The mailing envelope should contain a clear notation indicating that the enclosed correspondence is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters should identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or only specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Nominating Procedures

As described above, the Company has a standing nominating committee. The Nominating Committee’s charter is posted on the Company’s website at www.haggar.com.

The Nominating Committee considers many factors when evaluating candidates for the Board and strives for the Board to be comprised of directors with a variety of experience and backgrounds who have high-level managerial experience in a complex organization and who represent the balanced interest of stockholders as a whole rather than those of special interest groups. Other important factors in Board composition include diversity, skill, specialized expertise, level of education and/or business experience, broad-based business acumen, and understanding of strategy and policy-setting. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating Committee.

In considering candidates for the Board, the Nominating Committee reviews the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee. However, the Nominating Committee does believe that all members of the Board should have the highest character and integrity; a reputation for working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director.

The Nominating Committee considers candidates for the Board from any reasonable source, including stockholder recommendations. The Nominating Committee does not evaluate candidates differently based on who has made the proposal. The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants or search firms in the past fiscal year.

Stockholders may recommend candidates for consideration by the Nominating Committee by writing to the Company’s corporate Secretary at the Company’s headquarters in Dallas, Texas, giving the candidate’s name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders of the Company must comply with the Company’s bylaws regarding stockholder proposals and nominations. See “Stockholder Proposals for Next Annual Meeting” contained herein.

Director Compensation

Non-employee directors receive $25,000 annually, plus $1,000 for each Board meeting or committee meeting attended. In addition, each committee chair receives $2,500 annually except for the Audit Committee chair who receives $5,000 annually. Upon his or her initial election to the Board, each non-employee director receives 5,000 shares of restricted stock from the 2003 LTIP and will receive options to purchase 3,000 shares of the Company’s Common Stock under the 2003 LTIP upon each re-election to the Board. Both the restricted shares and stock options have a three year vesting period. Directors who are also employees of the Company receive no additional compensation for their service on the Board and its committees.

Term of Office

The Company’s articles of incorporation provide that the Board must be divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each. Mr. Godwin and Ms. Evans currently serve as Class I directors, whose terms expire at the annual meeting of stockholders in 2006. Messrs. Haggar, Heath and Thomas currently serve as Class II directors, whose terms expire at the annual meeting of stockholders in 2007. Messrs. Bracken, Kahn and Tolleson currently serve as Class III directors, whose terms expire at the 2005 Annual Meeting of stockholders.

EXECUTIVE OFFICERS

Set forth below is certain information concerning the executive officers of the Company:

Name	Age	Title
J. M. Haggar, III	53	Chairman of the Board, Chief Executive Officer and Class II Director
Frank D. Bracken	64	President, Chief Operating Officer and Class III Director
Alan C. Burks	50	Executive Vice President and Chief Marketing Officer
David G. Roy	50	Executive Vice President of Operations
John W. Feray	38	Senior Vice President of Finance and Chief Accounting Officer

The executive officers named above were elected by the Board to serve in such capacities until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office. Biographical information on Messrs. Haggar and Bracken is set forth previously in this Proxy Statement. See “Directors” and “Proposal One—Election of Class III Directors.”

Alan C. Burks has served the Company as Executive Vice President and Chief Marketing Officer since 2000. He had previously served as Senior Vice President of Marketing since joining the Company in 1993. Prior to joining the Company, Mr. Burks had a distinguished career in the advertising industry where he worked for agencies such as Ogilvy and DDB Needham beginning in 1976. His account management experience included Frito-Lay, the Ben Hogan Company, Dial Corp. and the Company.

David G. Roy has served the Company since 1996 in various positions, including Vice President of Technical Services and Senior Vice President of Operations. In 2000, Mr. Roy was promoted to Executive Vice President of Operations for the Company. Prior to joining the Company, Mr. Roy spent twenty years at VF Corporation, an international apparel manufacturer. He held leadership positions throughout VF’s Manufacturing, Distribution and Engineering Departments for Wrangler, Jantzen and Red Kap, where he served as Vice President until 1996.

John W. Feray has served the Company as Senior Vice President of Finance and Chief Accounting Officer since 2004. He had previously served as Vice President of Finance/Controller since joining the Company in 1996. Prior to joining the Company, Mr. Feray worked as the Controller for Busy Body, Inc., a health and fitness equipment retailer, and for Arthur Andersen LLP as an Audit and Business Advisory Manager specializing in manufacturing, retail and distribution companies.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information for the fiscal years ended September 30, 2004, 2003 and 2002 concerning compensation of the Company’s chief executive officer and each of the other four most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 for services rendered to the Company during fiscal 2004.

		Annual Compensation			Long-Term Compensation
Name and Principal Position(s)	Fiscal Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	All Other Compensation ($)(4)
J. M. Haggar, III	2004	721,500	659,800	91,195	655,050	6,723
Chairman and Chief	2003	675,000	706,308	74,985	—	6,217
Executive Officer	2002	640,000	503,166	69,440	—	5,773
Frank D. Bracken	2004	621,500	538,700	92,396	655,050	6,723
President and Chief	2003	570,000	514,734	63,225	—	6,217
Operating Officer	2002	540,000	439,272	63,681	—	5,773
Alan C. Burks	2004	361,500	299,186	—	198,500	6,669
Executive Vice President and	2003	344,000	202,341	—	—	6,217
Chief Marketing Officer	2002	330,000	175,709	—	—	5,773
David G. Roy	2004	266,500	216,447	30,344	198,500	6,723
Executive Vice President	2003	250,000	181,338	19,685	—	5,575
of Operations	2002	220,000	111,815	28,924	—	4,119
John W. Feray	2004	151,500	110,000	10,184	—	4,223
Senior Vice President of Finance	2003	140,000	71,670	9,185	—	3,842
and Chief Accounting Officer	2002	125,000	63,894	9,081	—	3,850

(1)	Reflects the annual performance bonus earned during the fiscal year, as described in the Compensation Committee Report on Executive Compensation contained herein. In each case, the bonus was approved and paid during the following fiscal year. Also includes additional bonus to Mr. Bracken pursuant to his Executive Employment Agreement.

(2)	Represents tax reimbursements for the fiscal year pursuant to the Bonus Savings Plan and Mr. Bracken’s Executive Employment Agreement.

(3)	As of September 30, 2004, Messrs. Haggar, Bracken, Burks and Roy had aggregate restricted stock holdings of 33,000, 33,000, 10,000 and 10,000 shares, respectively, which restricted shares had a value of $565,950, $565,950, $170,150 and $170,150, respectively. All restricted stock awards vest in three equal annual installments and are entitled to receive dividends during the vesting period.

(4)	Consists of the following:

(a)	profit sharing contributions by the Company under the Haggar Clothing Co. Profit Sharing and Savings Plan (the “401(k) Plan”) for each of Messrs. Haggar, Bracken, Burks, Roy and Feray of $723, $717 and $673 for fiscal 2004, 2003 and 2002, respectively; and

(b)	matching contributions by the Company under its 401(k) Plan of (i) $6,000, $5,500 and $5,100 in fiscal 2004, 2003 and 2002, respectively, for Messrs. Haggar and Bracken, (ii) $5,946, $5,500 and $5,100 in fiscal 2004, 2003 and 2002, respectively, for Mr. Burks, (iii) $6,000, $4,858 and $3,446 in fiscal 2004, 2003 and 2002, respectively, for Mr. Roy and (iv) $3,500, $3,125 and $3,177 in fiscal 2004, 2003 and 2002, respectively, for Mr. Feray.

Option Grants in Last Fiscal Year

No stock option grants were made to the named executive officers during fiscal 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides summary information with respect to exercises of stock options by the named executive officers during the 2004 fiscal year and stock options held by the named executive officers as of September 30, 2004. The value of the unexercised in-the-money-options is based on the price per share of Common Stock of $17.15 as reported on the Nasdaq National Market at the close of business on September 30, 2004, less the exercise price payable for the shares.

			Number of Securities Underlying Unexercised Options at September 30, 2004 (#)		Value of Unexercised In-the-Money Options at September 30, 2004 ($)
	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
J. M. Haggar, III	94,093	421,035	135,000	—	736,500	—
Frank D. Bracken	90,002	370,563	130,000	—	555,750	—
Alan C. Burks	41,272	176,242	—	—	—	—
David G. Roy	22,000	174,981	15,000	—	92,250	—
John W. Feray	12,000	93,120	—	—	—	—

Equity Compensation Plan Information

The following table provides information as of September 30, 2004, about Common Stock that may be issued upon the exercise of options under the Company’s 1992 LTIP and options, restricted shares and rights, either with or without accompanying options, under the 2003 LTIP:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))		(d) Total of Securities Reflected in Columns (a) and (c)
Equity Compensation Plans Approved by Stockholders	399,913	(2)	$12.81	445,000	(3)	844,913
Equity Compensation Plans Not Approved by Stockholders(4)	46,487		$12.81	—		46,487
Total	446,400		$12.81	445,000		891,400

(1)	These amounts represent the weighted average exercise price for the total number of outstanding options.

(2)	Issued under both the 1992 LTIP and 2003 LTIP.

(3)	On April 2, 2003, the Company adopted a new stockholder approved long-term incentive plan, the 2003 LTIP, which authorizes the Company to issue up to 575,000 additional shares in connection with options, restricted shares and rights granted to directors, officers or employees of the Company. In the second quarter of fiscal 2004, 125,000 shares of restricted stock and options for 15,000 shares of Common Stock were issued to certain officers and/or directors. In May 2004, one of the Company’s officers resigned and forfeited 10,000 nonvested shares of restricted stock.

(4)	Securities included in this category are attributable solely to certain increases in the number of shares of Common Stock authorized and reserved for issuance under the 1992 LTIP that were not approved by the Company’s stockholders.

Executive Employment Agreements

During fiscal 2001, the Company entered into an Executive Employment Agreement with each of Messrs. Haggar, Bracken, Burks, and Roy. Each Executive Employment Agreement became effective as of August 30, 2001. The Executive Employment Agreements with Messrs. Haggar and Bracken provide for a three year term which is automatically extended for an additional year on each anniversary of the agreements such that the remaining term of each agreement as of August 30th of each year is three years, unless thirty days prior written notice is given by either party in advance of any one-year anniversary. The Executive Employment Agreements with Messrs. Burks and Roy provide for a two-year term which is automatically extended for an additional year on each anniversary of the agreements such that the remaining term of each agreement as of August 30th of each year is two years, unless thirty days prior written notice is given by either party in advance of any one-year anniversary. An Executive Employment Agreement with the Company’s former Executive Vice President and Chief Financial Officer, David M. Tehle, terminated upon Mr. Tehle’s resignation from the Company effective June 3, 2004.

Each Executive Employment Agreement provides that the initial base salary for the executive is subject to increase during the term of the employment agreement in the sole discretion of the Company in light of the executive’s performance, inflation, cost of living and other factors deemed relevant by the Company. Each agreement also provides for a performance-related bonus, car allowance and other benefits available generally to other executives, as well as for the reimbursement of certain expenses. The agreements for Messrs. Haggar and Bracken also provide for an additional annual bonus and tax reimbursement based solely on continuing employment with the Company. Each agreement includes covenants of the executive to maintain the confidentiality of Company information at all times, not to solicit the employees or customers of the Company for two years following termination of employment and not to compete with the Company during the term of employment and for a specified period thereafter. In each case, the post-employment period during which the executive may not compete with the Company is either (a) the unexpired term of his employment contract, if the executive has been terminated by the Company other than for cause, or (b) one year, if a change of control termination has occurred or his employment has terminated for any other reason.

Under each Executive Employment Agreement, if the executive is terminated by the Company other than for cause he will be entitled to continue to receive his base salary for the unexpired term of his employment contract, subject to reduction for any other severance payments received from the Company and any compensation received from a third party. However, the executive’s right to receive such salary continuation ceases in the event that he violates any of his covenants of confidentiality, non-solicitation or non-competition. In the event the executive is terminated by the Company other than for cause or voluntarily resigns for good reason within 24 months following a change of control, then the executive will be entitled to receive, in lieu of the salary continuation otherwise provided, (i) a lump sum severance payment equal to 2.99 times the executive’s “base amount” (as defined in Section 280G of the Internal Revenue Code), (ii) full vesting of all stock options, restricted stock grants, profit sharing awards and other benefits or incentive awards that are otherwise subject to vesting schedules, (iii) continued benefits for himself and his family for one year after such termination at least equal to those provided under the Company’s health and welfare benefit plans prior to the change of control, plus (iv) an amount equal to the excise tax, interest or penalties imposed on such severance payments or benefits under Section 4999 of the Internal Revenue Code, if any.

Long-Term Incentive Plans

In order to attract and retain key executive and managerial employees, as well as qualified individuals to serve as members of the Company’s Board, and to encourage equity ownership by management and further align management’s interest with that of the Company’s other stockholders, in 1992 the Board adopted the 1992 LTIP. On October 21, 2002, the 1992 LTIP terminated according to its terms and no further options can be issued under such plan. The Compensation Committee continues to oversee, administer and interpret all outstanding options previously granted under the 1992 LTIP.

Stock options granted by the Compensation Committee under the 1992 LTIP have option exercise prices not less than the fair market value of the Company’s Common Stock on the date of the grant. Because the exercise price of these options is at least equal to the fair market value of the Company’s Common Stock on the date of grant, the options have value only if the stock price appreciates from the value on the date the options were granted. This design is intended to focus executives on the enhancement of stockholder value over the long-term and to encourage equity ownership in the Company. In addition, the 1992 LTIP provided that, while the Compensation Committee determined the vesting schedule of all options granted under the 1992 LTIP, no option was exercisable more than ten years from the date of grant. As of the Record Date, 372,400 shares of the Company’s Common Stock were issuable pursuant to outstanding options under the 1992 LTIP.

On May 1, 2003, the Company adopted a new stockholder approved long-term incentive plan, the 2003 LTIP, to replace the expired 1992 LTIP. The 2003 LTIP authorizes the Company to issue up to 575,000 additional shares in connection with options, restricted shares and rights, either with or without accompanying options, for directors, officers or employees of the Company. The terms and vesting periods will be determined as each option is granted, but the option price cannot be less than the market value of the common stock at the grant date. As of the Record Date, 15,000 shares of the Company’s Common Stock were issuable pursuant to outstanding options under the 2003 LTIP.

Employee Stock Purchase Plan

The Company maintains an Employee Stock Purchase Plan through which eligible employees may make payroll deductions that are used to purchase Common Stock. The stock is purchased on the open market, and individual accounts are maintained for each participant. The Company pays the fees associated with stock purchases made through payroll deductions, but participants pay the fees for stock sales. Dividends paid on the stock are reinvested in Common Stock. Participants do not acquire Common Stock at a price that is less than its fair market value.

Effective October 1, 2004, the Company terminated the Employee Stock Purchase Plan. The Company allowed participants to transfer existing stock ownership to personal brokerage accounts or request a cash payment.

Supplemental Executive Retirement Plan

The Company established the SERP in order to provide supplemental retirement benefits and pre-retirement death benefits to select executive officers. At normal retirement age, as defined under individual participation agreements between eligible executives and the Company, each participant is entitled to a life annuity benefit (if married, a joint and 50% survivor annuity) equal to 65% of the participant’s average total compensation (base salary plus bonus) during the three fiscal years prior to termination, reduced by one-third of the annuitized value of the participant’s accumulated account balance under the Bonus Savings Plan. The benefits payable under the SERP are subject to a vesting schedule. A participant becomes 50% vested in his benefit five years prior to attaining normal retirement age, and continues to vest in annual increments of 10% to become 100% vested at normal retirement age. Upon a change of control, as defined in the SERP, a participant becomes 100% vested in his SERP benefit. If a participant dies before retirement, his surviving spouse or other beneficiary is entitled to receive a death benefit equal to $400,000 per year payable annually for 10 years. A participant whose employment was terminated, or his beneficiary, may elect, subject to approval by the Compensation Committee or as a matter of right at any time following one year after a change of control, to receive the actuarial present value of the benefit under the SERP in a single lump-sum payment, reduced by 10%.

The SERP is an unfunded compensation arrangement that is not subject to the annual reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974. The Company has established a trust to pay benefits under the SERP to which the Company is contributing cash to purchase variable life insurance policies insuring each participant. The Company contributed $261,000 and $617,000, respectively, to the trust for the payment of 2004 premiums on variable life policies insuring Messrs. Haggar and Bracken, respectively. There are presently no other participants in the SERP.

The normal retirement age for Mr. Haggar under his participation agreement is 60, and the normal retirement age for Mr. Bracken under his participation agreement is 65. The Company estimates that Mr. Haggar will be entitled to an annual SERP benefit equal to approximately $887,000 at age 60, and Mr. Bracken will be entitled to an annual SERP benefit equal to approximately $663,000 at age 65. These estimates assume that 65% of the amount of the average base salary plus bonus for each of Messrs. Haggar and Bracken during the three years prior to his retirement is approximately $999,000 and $721,000, respectively, and that one-third of the annuitized value of the participant’s accumulated account balance under the Bonus Savings Plan for each of Messrs. Haggar and Bracken at that time is approximately $111,300 and $58,500, respectively.

Split-Dollar Insurance Plan

The Company established in 1999 the Haggar Corp. Split-Dollar Insurance Plan (the “Split-Dollar Plan”) to recognize the valued service of certain highly compensated employees and officers of the Company. Under the Split-Dollar Plan, the Company became obligated to pay the premiums due on employee life insurance policies as an additional employment benefit for such employees. However, such employees became obligated to reimburse the Company for the cost of the term portion of the premiums for this insurance. Eligible employees, or trusts created by eligible employees, who wished to participate in the Split-Dollar Plan entered into a split-dollar insurance agreement with the Company and contemporaneously purchased a life insurance policy. Pursuant to the split-dollar insurance agreements, the Company would be repaid for the premiums it paid, either out of the death benefit or the cash surrender value of the policies. In order to secure the repayment to the Company of the premiums paid, the owner of the insurance policy assigned the insurance policy to the Company as collateral. In addition, the owner of the insurance policy was prohibited from taking any actions which could jeopardize the Company’s right to be repaid the amounts it had paid toward premiums on the policy. Except following a change of control, the Company had the sole right to surrender the insurance policy and enforce its right to be repaid the amount of the premiums paid on the policy from the cash surrender value of the policy under the collateral assignment of the policy.

In fiscal 1999 and fiscal 2000, the Company entered into split-dollar life insurance agreements with separate trusts established by each of Messrs. Bracken and Haggar. Pursuant to these agreements, the Company became entitled to the cumulative premiums it paid on the policies, purchased contemporaneously with the execution of the agreements, less the Company’s interest in policy loans and related accrued interest on any policy loans. No policy loans were made to the Company under these policies. The beneficiaries of the trusts established by Messrs. Haggar and Bracken became entitled to $5,620,500 and $1,075,500, respectively, reduced by the amount of the premiums paid by the Company. The policies provided for annual premiums for Mr. Bracken and Mr. Haggar of $75,500 (payable for five years) and $62,500 (payable for 17 years), respectively. However, in light of changes in applicable law, the Company has ceased payment of the premiums related to these policies.

In December 2003, the Company terminated the split-dollar life insurance agreements, described above, and surrendered the policies entered into pursuant thereto. Messrs. Haggar and Bracken purchased new policies in which the Company has no interest, and they or relevant trusts undertook the responsibility to pay policy premiums. The Company was repaid the cash surrender values of the split-dollar policies which approximated the cumulative premiums paid. Although the Split-Dollar Plan has not been terminated, there are no participants and none are anticipated.

Bonus Savings Plan

The Bonus Savings Plan permits all full-time employees, including officers, who are “highly compensated employees” under Internal Revenue Code section 414(q) ($90,000 for 2004), to make voluntary contributions of current compensation which cannot be contributed to the Company’s 401(k) Plan to an individually owned annuity. The maximum amount that any participant in the Bonus Savings Plan may contribute is established annually by the Board. The Board may elect to pay an additional cash bonus to participants in the Bonus Savings Plan for the purpose of compensating such participants for federal income taxes owed on the amounts contributed under the plan as well as on any bonus. The Board awarded such bonuses to the executive officers in fiscal 2004 as set forth in the Summary Compensation Table above.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Role of the Compensation Committee

The members of the Compensation Committee of the Board of Directors (the “Board”) are Rae F. Evans, Richard W. Heath and John C. Tolleson, each of whom the Board has determined meet the current independence requirements of the Nasdaq Stock Market, Inc. The Compensation Committee reviews, evaluates and recommends to the Board the executive compensation policies of the Company and the compensation of the Company’s Chief Executive Officer and other executive officers. In connection with these responsibilities, the Compensation Committee has exclusive authority to administer the Company’s 1992 Long-Term Incentive Plan, which terminated on October 21, 2002 (the “1992 LTIP”), and the Company’s 2003 Long-Term Incentive Plan (the “2003 LTIP”), which was adopted and approved by the Company’s stockholders on April 2, 2003. The Compensation Committee operates pursuant to a Compensation Committee Charter, which was adopted in fiscal 2002 and amended and restated in January 2004. The Compensation Committee held four meetings during the Company’s fiscal year ended September 30, 2004. At those meetings the Compensation Committee reviewed the Company’s compensation practices.

Executive Compensation Objectives

The primary objectives of the Compensation Committee are to ensure that the compensation provided to the Company’s executive officers reinforces the Company’s annual and long-term performance objectives, to reward and encourage quality performance, and to assist the Company in attracting, retaining and motivating executives with exceptional leadership abilities.

Consistent with this philosophy, the Compensation Committee believes that it has established a competitive and appropriate total compensation package for the executive officers and other senior management of the Company consisting primarily of base salary, annual bonus and discretionary payments under the Bonus Savings Plan and stock options, restricted shares and rights, either with or without accompanying options, under the 1992 LTIP and the 2003 LTIP. In addition, selected executive officers may also participate in the Haggar Corp. Supplemental Executive Retirement Plan (the “SERP”). Currently only J. M. Haggar, III, the Company’s Chief Executive Officer, and Frank D. Bracken, the Company’s President, participate in the SERP. The Chief Executive Officer and the President were selected to participate in the SERP based on their historical contributions and continued leadership of the Company. In addition, the Company makes certain matching contributions and profit sharing contributions to its 401(k) Plan on behalf of participants, which include the executive officers.

Description of the Elements of Executive Compensation

The Compensation Committee does not exclusively use quantitative methods or mathematical formulas in setting compensation. In determining each component of compensation, the Compensation Committee considers all elements of an executive officer’s total compensation package as well as other objective and subjective criteria the Compensation Committee deems appropriate with respect to each executive officer, including the recommendations of the Company’s Chief Executive Officer.

Base Salary.  The Compensation Committee recommends to the Board base salaries each year at a level intended to be within the competitive market range of comparable companies. The Compensation Committee takes into consideration the salary recommendations of the Chief Executive Officer and conducts its own review of various factors, including those considered by the Chief Executive Officer in his recommendations, before determining the recommended base salaries for the Company’s executive officers and Chief Executive Officer. These factors include a comparison of the salaries earned by the Chief Executive Officer and the Chief Operating Officer to the salaries of comparable individuals at several companies that the Company considers to be its primary competitors in the apparel industry and at several companies of like size and nature, although not in the apparel industry, which have headquarters located in the same geographic region as the Company. In addition to the competitive market range, several other factors are considered in determining the recommended base salary amounts, including the responsibilities assumed by the executive, length of service, individual performance and internal equity considerations. The Compensation Committee concluded that increases in base salary for fiscal 2004 for the executive officers were necessary given all the factors noted previously, with special consideration given to an updated salary market analysis obtained and reviewed by the Compensation Committee.

Annual Cash Bonus.  Executive officers and certain other employees of the Company are eligible to receive annual cash bonuses as a result of attaining annual performance goals. Each year the Chief Executive Officer proposes to the Compensation Committee annual performance goals. The Compensation Committee reviews those proposals and, if they agree with them, recommends them to the Board for approval. Should the Company meet or exceed these annual performance goals, bonuses are awarded by the Compensation Committee to executive officers and certain other employees in the following fiscal year. The full potential bonus may be paid only if all performance goals are met or exceeded, while a portion of the full potential bonus may be paid upon meeting or exceeding some, but not all, of the goals. In addition, the Compensation Committee may consider the Company’s overall performance and other subjective factors relating to individual performance and elect to award individual merit bonuses to certain executive officers and employees. Messrs. Haggar and Bracken also receive an additional annual bonus and tax reimbursement under their respective Executive Employment Agreement based solely on continuing employment with the Company.

The Compensation Committee recommends performance goals by examining the past performance of the Company and identifying the Company’s future objectives. The Chief Executive Officer makes recommendations to the Compensation Committee regarding employee bonus amounts based upon the Company’s performance and his perception of the individual’s performance, level of responsibility and contribution to the Company. The amount of each individual bonus awarded under the bonus plan is further based on the total amount of funds available for distribution and each participant’s incentive base amount (provided that no participant’s bonus may exceed twice his incentive base amount). Eligibility to receive a bonus, an employee’s incentive base amount, and the amount of the bonus pool are recommended by the Compensation Committee and approved by the Board.

The bonus performance goals set by the Board for fiscal 2004 related to the operational and financial performance of the Company, including goals related to net income, return on equity and inventory turnover improvements. The Compensation Committee recommended that the Company’s executive officers receive a portion of their respective potential bonuses for fiscal 2004 after evaluating the performance of the Company in light of these performance goals. The amounts of these bonuses, as well as a $75,500 bonus and $30,796 tax reimbursement to Mr. Bracken under his Executive Employment Agreement, are set forth under “Executive Compensation—Summary Compensation Table.” An additional $34,227 bonus and $12,309 tax reimbursement to Mr. Haggar under his Executive Employment Agreement was paid during October 2004.

Discretionary Payments.  The Company has established the Bonus Savings Plan pursuant to which certain of the executive officers have elected to make contributions to deferred annuity investment products on an after-tax basis through payroll deductions or direct payment. Each year, the Board determines, based on the Company’s performance during the year, whether to pay an additional cash bonus to any of the participants in the Bonus Savings Plan for the purpose of compensating for federal income taxes owed on the annuity plan investment contribution and the bonus. Bonuses paid to executive officers under the Bonus Savings Plan are considered by the Compensation Committee in connection with its evaluation of the total compensation of the Company’s executive officers.

Restricted Stock and Stock Option Grants.  The Compensation Committee endorses the view that equity ownership by management is beneficial in aligning managements’ and stockholders’ interests in the enhancement of stockholder value. The Compensation Committee believes that this strategy motivates executives to remain focused on the overall long-term performance of the Company. In fiscal 2003, the Company adopted and the stockholders approved the 2003 LTIP, replacing the 1992 LTIP which terminated according to its terms on October 21, 2002, to make available additional grants of stock options, restricted shares and rights, either with or without accompanying options. In 2004, 96,000 shares of restricted stock were issued to the executive officers under the 2003 LTIP. One such executive officer subsequently resigned and forfeited 10,000 nonvested shares of restricted stock.

Supplemental Executive Retirement Plan.  The SERP established by the Company is intended to reward executive officers who have exhibited outstanding performance over an extended tenure with the Company. As such, the SERP provides an incentive for both consistently high performance and longevity with the Company.

The benefits of the SERP are taken into consideration in connection with the Compensation Committee’s evaluation of the overall package of compensation and benefits provided to executive officers. Presently, the Chief Executive Officer and the President are the only participants in the SERP.

Chief Executive Officer Compensation

Mr. Haggar, the Chief Executive Officer, participates in the same executive compensation program provided to the other executive officers and senior management of the Company, as well as the SERP. The Compensation Committee’s approach to setting compensation for the Chief Executive Officer is to be competitive with comparable apparel companies and to have a major portion of the Chief Executive Officer’s compensation dependent upon the Company’s operational and financial performance and Mr. Haggar’s individual performance, which are evaluated in connection with the award of annual cash bonuses discussed above.

Mr. Haggar’s employment agreement provides that his initial base salary is subject to increase during the term of his employment in the sole discretion of the Company in light of his performance, inflation, cost of living and other factors deemed relevant by the Company. Mr. Haggar is eligible to receive an annual performance bonus and may participate in other perquisites and benefit plans available to other executive officers of the Company. Mr. Haggar also receives an additional annual bonus and tax reimbursement under his Executive Employment Agreement based solely on continuing employment with the Company.

For the fiscal year ended September 30, 2004, Mr. Haggar earned $1,472,495 in salary and bonuses as shown in “Executive Compensation—Summary Compensation Table.” Approximately 51% of this amount was earned in the form of an annual performance bonus and a bonus under the Bonus Savings Plan. In determining the amount of the Chief Executive Officer’s bonuses, the Compensation Committee considered factors like those considered in awarding bonuses to other executive officers and overall operational performance. The Committee believes the Chief Executive Officer’s total compensation for fiscal 2004 was reasonable and appropriate given the performance of the Company under his leadership and the ability of the Chief Executive Officer to direct the Company’s strategic resources effectively to drive stockholder growth. The Compensation Committee, based on an updated market salary analysis, increased the annual salary of the Chief Executive Officer to $721,500 in fiscal 2004 from $675,000 in fiscal 2003.

$1 Million Pay Deductibility Cap

Section 162(m) of the Internal Revenue Code generally imposes a $1 million per person annual limit on the amount the Company may deduct as compensation expense for its Chief Executive Officer and its four other highest paid officers. To the extent readily determinable, and as one of the factors in considering compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to its executives of various payments and benefits. Some types of compensation payments and their deductibility depends upon the timing of an executive’s vesting or exercise of previously granted rights. Further, interpretations of and changes in tax laws and other factors beyond the Company’s control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee will not necessarily limit executive compensation to the amount deductible under Section 162(m) of the Internal Revenue Code. Therefore, the Compensation Committee, subject to the factors provided above, has the discretion to grant awards which result in non-deductible compensation.

Conclusion

The Compensation Committee believes that the Company’s executive compensation program provides a competitive and motivational compensation package to the Company’s executive officers necessary to achieve the Company’s financial objectives and enhance stockholder value.

This report has been submitted by the Compensation Committee, which consists of the following members:

Richard W. Heath, Chairman Rae F. Evans John C. Tolleson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Heath, Ms. Evans and Mr. Tolleson comprised the Compensation Committee during fiscal 2004. Mr. Heath, Ms. Evans and Mr. Tolleson have never been officers or employees of the Company. None of the executive officers of the Company served as a member of the compensation committee or board of directors of any other company during fiscal 2004.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Board”) is currently composed of Richard W. Heath, John C. Tolleson, Thomas G. Kahn and James Neal Thomas. The Board, in its business judgment, has determined that all members of the Audit Committee meet the current independence and experience requirements of the Nasdaq Stock Market, Inc., and applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and that Mr. Thomas satisfies the requirements for an “audit committee financial expert” promulgated by the SEC. The Audit Committee operates pursuant to an Audit Committee Charter that was initially adopted by the Board on July 23, 2000, and subsequently amended and restated, most recently in January 2004.

As set forth in the Second Amended and Restated Audit Committee Charter, management of the Company is responsible for preparation in accordance with generally accepted accounting principles, and the completeness and accuracy of, the Company’s financial statements. The independent auditors are responsible for the planning and conduct of audits of the Company’s financial statements and reviews of the Company’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q. The Audit Committee assists the Board in its oversight function and has the responsibilities and powers as set forth in the Second Amended and Restated Audit Committee Charter.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the fiscal year ended September 30, 2004. The Audit Committee has also discussed with the Company’s independent auditors matters required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90. In addition, the Audit Committee has received the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining their independence and discussed with them their independence from the Company and its management.

Based upon the reviews, reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Second Amended and Restated Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, for filing with the SEC.

This report has been submitted by the Audit Committee for fiscal 2004, which consists of the following members:

James Neal Thomas, Chairman Richard W. Heath Thomas G. Kahn John C. Tolleson

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The following table sets forth the fees paid to PricewaterhouseCoopers LLP for services provided during fiscal years 2004 and 2003:

	2004	2003
Audit Fees (1)	$277,100	$251,800
Audit-Related Fees (2)	141,500	98,500
Tax Fees (3)	233,110	401,400
All Other Fees (4)	—	—
Total	$651,710	$751,700

(1)	2004 audit fees represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements and advice on accounting matters that arose during the audit. 2003 audit fees represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements and advice on accounting matters that arose during the audit and audit services provided in connection with the filing of a Form S-8 in May 2003.

(2)	2004 audit-related fees represent fees for professional services in connection with the audits of the Company’s employee benefit plans, due diligence and advisory services related to a potential acquisition and advisory services related to compliance with the Sarbanes-Oxley Act of 2002. 2003 audit related fees represent fees for professional services in connection with the audits of the Company’s employee benefit plans and advisory services related to compliance with the Sarbanes-Oxley Act of 2002.

(3)	Represents fees for professional services in connection with preparation of the Company’s federal and state tax returns and advisory services for other tax compliance and consulting matters.

(4)	During fiscal 2004 and 2003, PricewaterhouseCoopers LLP did not provide any services to the Company other than those in the categories noted above.

Effective December 2002, the Audit Committee established a policy to pre-approve all audit, audit-related, tax and other fees for services proposed to be provided by the Company’s independent auditor prior to engaging the auditor for that purpose. Consideration and approval of such services generally occur at the Audit Committee’s regularly scheduled quarterly meetings. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the Audit Committee has delegated the authority to approve the audit, audit-related, tax and other fees to the Audit Committee chairperson up to a certain pre-determined level as approved by the Audit Committee. Fees for any of these audit, audit-related, tax and other projects approved pursuant to the above-described delegation of authority require the reporting of any such approvals to the full Audit Committee at the next regularly scheduled meeting.

In accordance with its pre-approval policy, the Audit Committee pre-approved 100% of the audit fees; 100% and 86% of the audit-related fees and 100% of tax fees for fiscal 2004 and 2003, respectively. In total, the Audit Committee pre-approved 100% and 98% of the fees for fiscal 2004 and 2003, respectively.

FINANCIAL CODE OF ETHICS

The Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller and other persons performing similar functions are required to comply with the Company’s Financial Code of Ethics. The purpose of the Company’s Financial Code of Ethics is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that the Company’s business is conducted in a consistently legal and ethical manner. Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone call to an assigned voicemail box. All concerns and complaints are investigated by the Office of the General Counsel.

The Company’s Financial Code of Ethics is posted on the Company’s website at www.haggar.com. The Company will also post on its website any amendment to, or waiver from, a provision of the Financial Code of Ethics that applies to the Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller or persons performing similar functions and that relates to any of the following elements of the Financial Code of Ethics: honest and ethical conduct; disclosure in reports or documents filed with the SEC and other public communications; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the code.

PERFORMANCE GRAPH

The line graph below compares the cumulative total stockholder return on the Common Stock from September 30, 1999, through September 30, 2004, with the return on the Standard & Poor’s 500 Stock Index (“S & P 500”) and the Standard & Poor’s Apparel and Accessories Index (“S & P Apparel & Accessories”) for the same period. In accordance with the disclosure rules of the SEC, the measurement assumes a $100 initial investment in the Common Stock with all dividends reinvested, and a $100 initial investment in the indexes.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG HAGGAR CORP., THE S & P 500 STOCK INDEX
AND THE S & P APPAREL & ACCESSORIES INDEX

*	$100 invested on 9/30/99 in stock or index—including reinvestment of dividends. Fiscal year ending September 30.
Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Godwin, a director of the Company, is a partner of Godwin Gruber, LLP, a law firm that has rendered various legal services to the Company and certain of its subsidiaries during fiscal 2004. The Company paid to this law firm approximately $940,000 during fiscal 2004. At September 30, 2004, there were approximately $89,000 in unpaid fees due to such law firm from the Company. The Company has retained this law firm during the current fiscal year to provide various legal services. Godwin Gruber, LLP does not represent the Company in connection with the solicitation of proxies for the election of the Board’s nominees as directors at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Common Stock as of the Record Date, by:

•	each current director of the Company;

•	the named executive officers of the Company;

•	all executive officers and directors of the Company as a group; and

•	each other person known to the Company to own beneficially more than five percent of the Common Stock outstanding on the Record Date.

Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company.

The Company has determined beneficial ownership in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of Common Stock that are subject to stock options that are either currently exercisable or exercisable within 60 days after the Record Date. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to the Company’s knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by that stockholder. On the Record Date, there were 7,080,660 shares of Common Stock outstanding.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
J. M. Haggar, III (1)	652,549	9.0
Frank D. Bracken (2)	188,186	2.6
Alan C. Burks	11,062	*
David G. Roy (3)	25,100	*
John W. Feray	400	*
Rae F. Evans (4)	11,200	*
Donald E. Godwin (5)	17,631	*
Richard W. Heath (6)	26,800	*
Thomas G. Kahn (7)	899,569	12.7
James Neal Thomas	9,000	*
John C. Tolleson (8)	83,600	1.2
All executive officers and directors as a group (11 persons) (9)	1,925,097	26.0
Kahn Brothers & Co., Inc. (10)	841,469	11.9
Wellington Management Company, LLP (11)	733,200	10.4
Franklin Resources, Inc. (12)	420,000	5.9
Dimensional Fund Advisors, Inc. (13)	372,829	5.3

*	Represents beneficial ownership of less than 1%.

(1)	Includes 2,299 shares over which Mr. Haggar shares voting and dispositive power with his wife, 39,213 shares over which he otherwise shares voting and dispositive power as a trustee of various trusts, 16,743 shares over which he shares voting and dispositive power as a director of a private charitable foundation and 135,000 shares which may be acquired upon exercise of stock options that are currently exercisable.

(2)	Includes 130,000 shares which may be acquired upon exercise of stock options exercisable currently or within 60 days following the Record Date.

(3)	Includes 15,000 shares which may be acquired upon exercise of stock options exercisable currently or within 60 days following the Record Date.

(4)	Includes 1,200 shares which may be acquired upon exercise of stock options exercisable currently or within 60 days following the Record Date.

(5)	Includes 1,800 shares which may be acquired upon exercise of stock options exercisable currently or within 60 days following the Record Date.

(6)	Includes 5,000 shares over which Mr. Heath shares voting and dispositive power with his wife and 16,800 shares which may be acquired upon exercise of stock options exercisable currently or within 60 days following the Record Date.

(7)	Includes 500 shares over which Mr. Kahn shares voting and dispositive power with his wife, 841,469 shares over which he shares voting and dispositive power as an officer of Kahn Brothers & Co., Inc. (see note 10, below), 34,300 shares over which he shares voting and dispositive power as a trustee of various trusts and 1,000 shares over which he shares voting and dispositive power as a director of a private charitable foundation.

(8)	Includes 18,600 shares which may be acquired upon exercise of stock options exercisable currently or within 60 days following the Record Date.

(9)	Includes 940,524 shares over which voting and dispositive power is shared and 318,400 shares which may be acquired upon exercise of stock options exercisable currently or within 60 days following the Record Date.

(10)	Includes 781,469 shares owned by certain of its clients and over which Kahn Brothers & Co., Inc. has shared voting and dispositive power. Based on information contained in a Form 4 filed with the SEC on November 22, 2004, by Thomas G. Kahn. The address of Kahn Brothers & Co., Inc. is 555 Madison Avenue, 22nd Floor, New York, New York 10022

(11)	Based on information contained in a Schedule 13G filed with the SEC on December 10, 2004, by Wellington Management Company, LLP, whose address is 75 State Street, Boston, Massachusetts 02109.

(12)	Based on information contained in a Form 13F filed with the SEC on November 26, 2004, by Franklin Resources, Inc., whose address is One Franklin Parkway, San Mateo, California 94403.

(13)	Based on information contained in a Form 13F filed with the SEC on October 19, 2004, by Dimensional Fund Advisors, Inc., whose address is 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401.

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s executive officers and directors, and beneficial owners of more than 10% of the Common Stock, are required to file reports of ownership and reports of changes in ownership of the Common Stock with the SEC. The SEC’s rules require such person to furnish the Company with copies of all Section 16(a) reports they file. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred during the fiscal year ended September 30, 2004, except that Mr. Bracken was late filing two Form 4s in respect of employee stock option exercises under the Company’s 1992 LTIP.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 of the Exchange Act, to be included in the Board’s solicitation of proxies relating to the 2006 annual meeting of the Company’s stockholders, a stockholder proposal must be received by the Secretary of the Company at the Company’s principal executive offices no later than September 12, 2005.

Pursuant to the Company’s bylaws, in order to nominate persons for election to the Board at the 2006 annual meeting of the Company’s stockholders, or to bring other business constituting a proper matter for stockholder action under applicable law before the 2006 annual meeting, a stockholder must deliver written notice to the Secretary of the Company at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the Annual Meeting; provided, however, that in the event that the date of the 2006 annual meeting is more than 30 days before or more than 70 days after such anniversary date, the notice must be delivered not earlier than 120 days prior to the 2006 annual meeting and not later than the later of (a) 90 days prior to such meeting or (b) the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. If the Board, however, proposes to increase the number of directors at the 2006 annual meeting and there is no public announcement by the Company naming the nominees for the additional directorships at least 10 days prior to the last date that a stockholder notice may be timely delivered pursuant to the immediately preceding sentence, then a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than 10 days following the date of such public announcement. A stockholder’s notice described in this paragraph must set forth the information required by the Company’s bylaws.

With respect to proxies submitted for the 2006 annual meeting of the Company’s stockholders, the Company’s management will have discretionary authority to vote on any matter of which the Company does not receive notice by the date specified in the advance notice provisions of the Company’s bylaws described above, pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act.

ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 accompanies this Proxy Statement. The Annual Report on Form 10-K does not form any part of the materials for the solicitation of proxies. Additional copies of the Annual Report on Form 10-K will be sent to any stockholder without charge upon written request addressed to Haggar Corp., 11511 Luna Road, Dallas, Texas 75234, Attention: Corporate Secretary.

By Order of the Board of Directors,

J. M. Haggar, III
Chairman and Chief Executive Officer

January 10, 2005
Dallas, Texas

It is important that proxies be returned promptly. Whether or not you expect to attend the meeting, please mark, sign, date and return the enclosed proxy promptly in the enclosed postage paid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

Appendix A

HAGGAR CORP.

SECOND AMENDED AND RESTATED
AUDIT COMMITTEE CHARTER

January 23, 2004

The Board of Directors of Haggar Corp. (the “Company”) has established the Audit Committee of the Board of Directors of the Company (the “Board”).

Purposes

The purposes of the Audit Committee are to serve as an independent and objective party:

•	To oversee the quality and integrity of the financial statements and other financial information the Company provides to any governmental body or the public;

•	To oversee the independent auditors’ qualifications and independence;

•	To oversee the performance of the Company’s independent auditors;

•	To oversee the performance of the Company’s internal auditors;

•	To oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements;

•	To oversee the Company’s systems of internal controls regarding finance, accounting, and ethics compliance that management and the Board have established;

•	To establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls, and other auditing matters and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

•	To provide an open avenue of communication among the independent auditors, internal auditors, financial and senior management, and the Board, always emphasizing that the independent auditors are accountable to the Audit Committee; and

•	To perform such other duties as are directed by the Board.

The Audit Committee shall prepare annually a report meeting the requirements of any applicable regulations of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s proxy statement relating to its annual meeting of stockholders.

Membership

The Audit Committee shall be comprised of three or more directors, as determined by the Board or a nominating committee of the Board, none of whom shall be an affiliate of the Company or any of its subsidiaries or an employee or a person who receives any compensation from the Company or any of its subsidiaries other than fees paid for service as a director.

The members of the Audit Committee shall be elected by the Board or a nominating committee of the Board annually and shall serve until their successors shall be duly elected and qualified. Unless the Board otherwise determines in accordance with the listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) and applicable rules and regulations of the SEC, each member shall be “independent” as defined from time to time by the listing standards of Nasdaq and by applicable rules and regulations of the SEC. If the Company’s securities are listed on any other exchange, the Audit Committee shall meet the independence and experience requirements of such exchange. Accordingly, the Board shall determine annually whether each member is free from any relationship that may interfere with his or her independence from management and the Company. No member may accept, directly or indirectly, any consulting, advisory, or other compensatory fees from the Company or any of its subsidiaries other than director or committee fees. No member may have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. No member shall serve on an audit committee of more than two public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee.

Each member shall be able to read and understand financial statements at the time of his or her appointment. The Company shall appoint at least one member who is “financially sophisticated” as defined under the applicable Nasdaq listing standards and shall use its reasonable efforts to appoint at least one member who qualifies as an “audit committee financial expert” as defined from time to time by applicable rules and regulations of the SEC, but in any event the Company shall comply with applicable Nasdaq listing standards.

An audit committee financial expert shall not be deemed an “expert” for any purpose, including for purposes of Section 11 of the Securities Act of 1933. The designation of an Audit Committee member as an audit committee financial expert does not impose any duties, obligations or liability on the audit committee financial expert that are greater than those imposed on other Audit Committee members, nor does it affect the duties, obligations or liability of any other Audit Committee member.

Notwithstanding the foregoing membership requirements, no action of the Audit Committee shall be invalid by reason of any such requirement not being met at the time such action is taken.

Meetings and Structure

The Audit Committee shall meet as many times per year as the members deem necessary, but in any event at least four times per year. The Audit Committee should meet at least annually with management and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

The Board shall appoint one member of the Audit Committee as chairperson. He or she shall be responsible for leadership of the Audit Committee and reporting to the Board.

Accountability of the Independent Auditors

The independent auditors are accountable to and report directly to the Audit Committee. The Audit Committee shall have the sole authority and responsibility with respect to the selection, engagement, compensation, oversight, evaluation and, where appropriate, dismissal of the Company’s independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee shall annually select and engage the Company’s independent auditors retained to audit the financial statements of the Company. The Audit Committee, or a member thereof, must pre-approve any service, whether an audit or a non-audit service, provided to the Company by the Company’s independent auditors, including the plan and scope of any such service and related fees.

Committee Authority and Responsibilities

The Audit Committee shall have the authority to take all actions it deems advisable to fulfill its responsibilities and duties.

The Audit Committee has the authority to retain, at the Company’s expense, professional advisors, including without limitation special legal counsel, accounting experts, or other consultants, to advise the Audit Committee, which may be the same as or different from the Company’s primary legal counsel, accounting experts and other consultants, as the Audit Committee deems necessary or advisable in connection with the exercise of its powers and responsibilities as set forth in this Audit Committee Charter, all on such terms as the Audit Committee deems necessary or advisable.

The Audit Committee shall be responsible for the resolution of any disagreements between the independent auditors and management regarding the Company’s accounting or financial reporting practices.

The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of (i) compensation to the independent auditors employed by the Company for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services; (ii) compensation to any special legal counsel, accounting experts or other consultants employed by the Audit Committee; and (iii) ordinary administrative expenses of the Audit Committee.

In connection with the purposes, powers and responsibilities set forth above, the Audit Committee shall also:

Independent Auditors

1.	Annually review the performance, experience and qualifications of the independent auditors’ team and the quality control procedures of the independent auditors and discharge the independent auditors when circumstances warrant.

2.	Review the Company’s disclosures in the Company’s periodic reports filed with the SEC regarding any approved non-audit services provided or to be provided by the independent auditors.

3.	Periodically obtain and review a report from the independent auditors regarding all relationships between the independent auditors and the Company that may impact the independent auditors’ independence, and discuss such report with the independent auditors. The Audit Committee shall also recommend any appropriate action to the Board in response to the written report necessary to satisfy itself of the independence of the independent auditors.

4.	Ensure the rotation, at least every five years, of the lead audit partner having responsibility for the audit and the concurring review partner responsible for reviewing the audit in accordance with applicable Nasdaq listing standards and applicable laws, rules and regulations.

5.	Set, review and modify as appropriate, policies in accordance with the Nasdaq listing standards and applicable laws, rules and regulations for hiring employees or former employees of the Company’s independent auditors.

Review

6.	Review with management and the independent auditors the Company’s quarterly or annual financial information, including matters required to be reviewed under applicable legal, regulatory or Nasdaq requirements, prior to the release of earnings and prior to the filing of the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be.

7.	Review and, as appropriate, discuss with management and the independent auditors the Company’s earnings releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance, if any, provided to analysts or rating agencies.

8.	Upon completion of any annual audit, meet separately with the independent auditors and management and review the Company’s financial statements and related notes, the results of their audit, any report or opinion rendered in connection therewith, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, any significant disagreements with management concerning accounting or disclosure matters, any significant adjustment proposed by the independent auditors and the adequacy and integrity of the Company’s internal accounting controls and the extent to which major recommendations made by the independent auditors have been implemented or resolved.

9.	Regularly review with the Company’s independent auditors any audit problems or difficulties and management’s response.

10.	Review and consider with the independent auditors and management the matters required to be discussed by Statement of Auditing Standards Nos. 61, 89 and 90. These discussions shall include consideration of the quality of the Company’s accounting principles and as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded, and such other inquiries as may be appropriate. These discussions shall also include the review of reports from the independent auditors that include (i) all critical accounting policies and practices used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, their ramifications and the preferences of the independent auditors; and (iii) other material written communications between the independent auditors and management. Based on the foregoing review, make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K.

11.	Review any disclosures provided by the Chief Executive Officer, the Chief Financial Officer or the independent auditors to the Audit Committee regarding significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize, and report financial data.

12.	Review with management and the independent auditors any significant transactions that are not a normal part of the Company’s operations and changes, if any, in the Company’s accounting principles or their application.

13.	Review and approve all related-party transactions.

Process Improvement

14.	Consider and approve, if appropriate, major changes to the Company’s accounting principles and practices as suggested by the independent auditors or management.

15.	Regularly apprise the Board, through minutes and special presentations as necessary, of significant developments in the course of performing the Audit Committee’s duties.

16.	Conduct an annual evaluation with the Board regarding the performance of the Audit Committee.

Ethical and Legal Compliance

17.	Review any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Audit Committee regarding (i) significant deficiencies or weaknesses in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (ii) any fraud, including that which involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

18.	Review with the Company’s in-house or outside legal counsel any legal matter that could have a significant effect on the Company’s financial statements, including the status of pending litigation and other areas of oversight to the legal and compliance area as may be appropriate.

19.	Review with management and the independent auditors the Company’s policies and procedures regarding compliance with its internal policies as well as applicable laws and regulations, including without limitation with respect to maintaining books, records and accounts and a system of internal accounting controls in accordance with Section 13(b)(2) of the Securities Exchange Act of 1934.

General

20.	Perform any other activities consistent with this Charter, the Company’s Articles of Incorporation and Bylaws, the rules of Nasdaq applicable to its listed companies, and governing law as the Audit Committee or the Board deems necessary or appropriate.

Review of Committee Charter

At least annually, the Audit Committee shall review and reassess the adequacy of this Charter. The Audit Committee shall report the results of the review to the Board and, if necessary, make recommendations to the Board to amend this Charter.

Limitations

The Audit Committee has the responsibilities and powers set forth in this Charter and management and the independent auditors for the Company are accountable to the Audit Committee. Management, not the Audit Committee, is responsible for the preparation in accordance with GAAP, and the completeness and accuracy, of the Company’s financial statements. The independent auditors, not the Audit Committee, are responsible for the planning and conduct of audits of the Company’s financial statements and reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 and 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The two proposals on the ballot are:
						FOR	AGAINST	ABSTAIN
1. Election of Directors.			2.	Ratification of PricewaterhouseCoopers LLP as the Company’s independent accountants.		☐	☐	☐
	FOR all nominees	TO WITHHOLD
	(Except as marked	AUTHORITY
	to the contrary)	(for all nominees listed)
	☐	☐		I plan to attend the meeting	☐

Nominees:	01 Frank D. Bracken, 02 Thomas G. Kahn, and
03 John C. Tolleson

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲  FOLD AND DETACH HERE  ▲

You can view the Annual Report and Proxy Statement on the Internet at www.haggar.com

Haggar Corp.

Proxy for Annual Meeting of Stockholders
February 9, 2005
This Proxy is Solicited on Behalf of Haggar Corp.’s Board of Directors

     The undersigned hereby appoints J.M. Haggar, III, Frank D. Bracken and John W. Feray and each of them, Proxies for the undersigned, with full power of substitution, to vote all shares of Haggar Corp. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Haggar Corp. to be held on Wednesday, February 9, 2005, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations, which are FOR the election of the named nominees as directors and FOR the Ratification of PricewaterhouseCoopers LLP as the Company’s independent auditors. The Proxies cannot vote your shares unless you sign and return this card. Any proxy may be revoked in writing at any time prior to the voting thereof.

     Any proxy, when properly granted, will be voted in the manner directed and will authorize the Proxies to take action in their discretion upon other matters that may properly come before the meeting. If no direction is made, your proxy will be voted in accordance with the recommendations of the Board of Directors.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲